Exhibit 99.1

Marine Products Corporation Reports Second Quarter 2023 Financial Results

ATLANTA, July 26, 2023 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2023. Marine Products is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and SSi outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models.

For the quarter ended June 30, 2023, Marine Products generated net sales of $116.2 million, a 21 percent increase compared to $95.8 million in the same quarter of the prior year. The increase in net sales was due to an 11 percent increase in the number of boats sold during the quarter and a 10 percent increase in the average selling price per boat, as well as an increase in parts and accessories sales. Unit sales increased during the quarter compared to the prior year as we continued to clear inventory of partially completed units caused by supply chain disruptions. These deliveries also helped to satisfy our dealers’ inventory needs during the retail selling season. Average selling prices increased primarily due to a favorable model mix and price increases to cover increased costs including primarily materials and components. Unit sales increased within both our Chaparral and Robalo brands.

Gross profit for the second quarter of 2023 was $28.7 million compared to $23.0 million in the second quarter of the prior year. Gross margin as a percentage of net sales was 24.7 percent in the second quarter of 2023 compared to 24.0 percent in the prior year period. The increase in gross margin was due to improved operating efficiencies and a favorable model mix. Operating profit for the second quarter of 2023 was $16.5 million, an increase of 26 percent compared to operating profit of $13.1 million in the second quarter of the prior year. Selling, general and administrative expenses were $12.2 million in the second quarter of 2023 compared to $9.9 million in the second quarter of 2022. These expenses were 10.5 percent of net sales in the second quarter of 2023 compared to 10.3 percent in the second quarter of 2022. Selling, general and administrative expenses increased due to costs that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense. Net interest income of $723 thousand increased significantly compared to the prior year due to a higher cash balance and higher interest yields. Net income for the second quarter of 2023 was $14.3 million, an increase of 44 percent compared to net income of $10.0 million in the second quarter of 2022. Earnings before interest, taxes, depreciation and amortization (EBITDA)1 for the second quarter of 2023 was $17.1 million, or 14.7 percent of net sales, an increase of $3.5 million or 26 percent, compared to the second quarter of 2022.

Diluted earnings per share in the second quarter of 2023 were $0.42, an increase of 45 percent compared to $0.29 in the second quarter of the prior year. The effective tax rate was 16.8 percent in the second quarter of 2023 compared to 24.0 percent in the second quarter of 2022. The decrease in the effective tax rate is primarily due to favorable permanent adjustments as well as beneficial discrete adjustments.

1 EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to net income, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

Second Quarter 2023 Earnings Press Release

Net sales for the six months ended June 30, 2023 were $235.1 million, an increase of 36 percent compared to the first six months of 2022. Net income for the six-month period was $25.9 million or $0.75 diluted earnings per share, compared to net income of $17.0 million or $0.50 diluted earnings per share in the comparable prior year period.

“Second quarter trends remained favorable, although the retail selling season started later than normal due to colder weather in many parts of the country,” stated Ben M. Palmer, Marine Products’ President and Chief Executive Officer. “Dealer inventories remain at the lower end of historical ranges at this time of the year which allow dealers to meet current demand and place orders for 2024 models. Indicators of dealer demand continue to be positive regarding the upcoming model year but there are concerns over consumer sentiment arising from higher interest rates and the possibility of an economic slowdown.

“Our supply chain and logistical issues remain a challenge in specific components but have improved compared to recent years. These improvements allowed us to ship more units than we produced during the quarter and are reflected in our higher unit sales, lower inventory balance, and our strong cash balance at the end of the second quarter,” concluded Palmer.

Marine Products Corporation will hold a conference call today, July 26, 2023, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357, or (929) 201-6127 for international callers, and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to continue building long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statements regarding (i) our belief that the retail selling season was negatively impacted by colder weather in many parts of the country, (ii) low dealer inventories allow dealers to place orders for 2024 models, and (iii) indicators of dealer demand remain positive but there are concerns over consumer sentiment arising from higher interest rates or an economic slowdown. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2022.

Second Quarter 2023 Earnings Press Release

For information about Marine Products Corporation or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com

Second Quarter 2023 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended June 30, (Unaudited)	Second Quarter		BETTER	Six Months		BETTER
	2023	2022	(WORSE)	2023	2022	(WORSE)
Net sales	$116,158	$95,813	21.2%	$235,072	$172,425	36.3%
Cost of goods sold	87,502	72,816	(20.2)	177,394	131,033	(35.4)
Gross profit	28,656	22,997	24.6	57,678	41,392	39.3
Selling, general and administrative expenses	12,173	9,883	(23.2)	26,706	19,123	(39.7)
Operating profit	16,483	13,114	25.7	30,972	22,269	39.1
Interest income (expense)	723	(7)	N/M	1,206	(24)	N/M
Income before income taxes	17,206	13,107	31.3	32,178	22,245	44.7
Income tax provision	2,885	3,152	8.5	6,308	5,227	(20.7)
Net income	$14,321	$9,955	43.9%	$25,870	$17,018	52.0%

EARNINGS PER SHARE
Basic	$0.42	$0.29	44.8%	$0.75	$0.50	50.0%
Diluted	$0.42	$0.29	44.8%	$0.75	$0.50	50.0%

AVERAGE SHARES OUTSTANDING
Basic	34,458	34,191		34,419	34,146
Diluted	34,458	34,191		34,419	34,146

Second Quarter 2023 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	(in thousands)
	JUNE 30, 2023	DECEMBER 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$66,215	$43,171
Accounts receivable, net	12,354	5,340
Inventories	61,496	73,015
Income taxes receivable	230	28
Prepaid expenses and other current assets	2,473	3,444
Total current assets	142,768	124,998
Property, plant and equipment, net	21,019	14,965
Goodwill	3,308	3,308
Other intangibles, net	465	465
Deferred income taxes	7,919	6,027
Other assets	14,798	13,952
Total assets	$190,277	$163,715

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,565	$8,250
Accrued expenses and other liabilities	19,852	15,340
Total current liabilities	28,417	23,590
Retirement plan liabilities	16,514	14,440
Other long-term liabilities	1,649	1,304
Total liabilities	46,580	39,334
Common stock	3,447	3,422
Capital in excess of par value	-	-
Retained earnings	140,262	122,954
Accumulated other comprehensive loss	(12)	(1,995)
Total stockholders' equity	143,697	124,381
Total liabilities and stockholders' equity	$190,277	$163,715

Second Quarter 2023 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

Marine Products Corporation uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on Marine Products Corporation’s investor website, which can be found on the Internet at marineproductscorp.com.

(Unaudited)
Periods ended June 30,	Three Months Ended		Six Months Ended
(In thousands)	2023	2022	2023	2022
Reconciliation of Net Income to EBITDA
Net Income	$14,321	$9,955	$25,870	$17,018
Add:
Income tax provision	2,885	3,152	6,308	5,227
Depreciation and amortization	617	464	1,140	936
Less:
Interest income (expense)	723	(7)	1,206	(24)
EBITDA	$17,100	$13,578	$32,112	$23,205